July 19, 2013 11:15 ET

SunVault Energy, Inc. (SVLT) Increases Its Authorized Common Shares and Processes Forward Stock Split

FAIRVIEW, TX--(Marketwired - Jul 19, 2013) - SunVault Energy, Inc. (OTCBB: SVLT) completes the previously announced plans to increase its authorized common shares from 75,000,000 to 500,000,000 common shares and a 20 for 1 forward stock split for its common stock. As a result of the forward split, SunVault's outstanding common stock increased from 5,080,000 common shares to 101,600,000 common shares.

Regarding the forward split, currently held stock certificates and new stock certificates to be issued will represent each shareholder's total post-forward split shareholdings. For shareholders who held their shares in an account with a stock broker, their account was automatically updated. As a result of the stock split, each shareholder as of the record date received nineteen additional shares of common stock for each share held as of that date.

John Crawford, former Energizer, Inc. Director-Strategic Ventures, and current Chief Executive Officer of SunVault Energy Inc., states, "I'm pleased to announce this crucial milestone. The Company anticipates that the forward split and increase in the authorized common shares will make its stock more accessible to investors, enhance liquidity for shareholders, and further increase our strong shareholder base. We are continuing the process of positioning the Company for increased revenue and increased shareholder value, and a better environment for ourselves and our children. We will continue to proceed in that manner as time goes on."

SunVault Energy Inc. is committed to bringing cost effective energy storage to the solar industry through the seamless and simultaneous integration of energy generation and storage at the molecular level. This technical approach is a first and has the potential to enable the lowest system cost at maximum efficiency. SunVault's quest is to eliminate the monthly electricity bill for anyone who uses electricity thereby positively impacting the lives of 6 billion people around the world. Neither the platform technology nor resultant product roadmap are dependent upon government subsidy or tax incentive programs to create product demand.

For more information, visit the SunVault Energy website at http://www.sunvaultenergy.com/.

For corporate information, send email to question@sunvaultenergy.com.

Safe Harbor: Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." We undertake no obligation to update any forward-looking statements.